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                                                                  EXHIBIT 23.1

                       CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
Maxim Pharmaceuticals, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Maxim Pharmaceuticals, Inc. and subsidiary (a Delaware corporation in the development stage), of our report dated November 27, 1996, relating to the consolidated balance sheets of Maxim Pharmaceuticals, Inc. and subsidiary (a Delaware corporation in the development stage), as of September 30, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 1996, and the period from inception (October 23, 1989) through September 30, 1996, which report appears in the annual report on Form 10-K of Maxim Pharmaceuticals, Inc.

We also consent to incorporation by reference in the registration statement on Form S-8 of Maxim Pharmaceuticals, Inc. and subsidiary (a Delaware corporation in the development stage) of our report dated May 17, 1996, relating to the consolidated balance sheets of Maxim Pharmaceuticals, Inc.
and subsidiary (a Delaware corporation in the development stage) as of September 30, 1995, and March 31, 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended September 30, 1994 and 1995, the six-month periods ended March 31, 1995 and 1996 and the period from inception (October 23, 1989) through March 31, 1996, which report appears in the registration statement (No. 333-4854-LA) on Form SB-2 of Maxim Pharmaceuticals, Inc. (a Delaware corporation in the development stage) dated July 10, 1996. Our report dated May 17, 1996, contains an explanatory paragraph that states that the company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                       KPMG Peat Marwick LLP

San Diego, California
September 15, 1997